--------------------------------------------------------------------------------

                                  EXHIBIT 24.7
                               SEPTEMBER 28, 1995

Homestake Mining Company
650 California Street
San Francisco, California 94108

Ladies and Gentlemen:

Allen Allen & Hemsley hereby consents to being named in the Registration Statement under the heading "Legal Matters" and to the references to the opinion of Allen Allen & Hemsley regarding Australian taxation matters in Clause 13(a) of the Summary of Offer and Clause 6.7 of the Part A statement included in the Registration Statement under the heading "Australian Income Tax Considerations."

                                          Very truly yours,

                                          ALLEN ALLEN & HEMSLEY

--------------------------------------------------------------------------------